Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

DP ENGINEERING LTD. CO.,

STEVEN L. PELLERIN,

CHRISTOPHER A. DAVENPORT,

 GSE PERFORMANCE SOLUTIONS, INC.,

and

STEVEN L. PELLERIN, in his capacity as Seller Representative dated as of
February 15, 2019

i

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of February 15, 2019 (the “Effective Date”), is entered into between DP Engineering Ltd. Co., a Texas limited liability company  the “Company”), Steven L. Pellerin, an individual resident in the State of Texas and Christopher A. Davenport, an individual resident in the State of Texas (collectively, “Sellers”), GSE Performance Solutions, Inc., a Delaware corporation (“Buyer”), and Steven L. Pellerin, as a representative of the Sellers (the “Seller Representative”). Sellers may also be individually referred to as a “Seller Party” and, collectively, as the “Seller Parties.” Sellers, the Company and Buyer may be individually referred to as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, Sellers own all of the issued and outstanding membership interests (the “Interests”) of the Company;
WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Interests, upon the terms and conditions set forth herein; and
WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“2019 Earn-Out Payment” has the meaning set forth in Section 2.05(a).
“2020 Earn-Out Payment” has the meaning set forth in Section 2.05(b).

“Adjusted EBITDA” means EBITDA, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that are used by Parent in the preparation of its annual financial statements pursuant to the Securities Exchange Act of 1934, as amended, and subject to such adjustments disclosed in the Form 10-K for Parent for the corresponding fiscal year, which may include: (i) additions for (a) any extraordinary, unusual or non-recurring non-cash expenses or losses including impairment charges to goodwill and assets classified as discontinued operations, (b) any cash expenditures for extraordinary, unusual or non-recurring costs, expenses, charges or losses, (c) any costs, fees and expenses associated with any acquisition, investments, disposition or equity issuance, (d) any non-cash losses associated with any disposition other than any losses associated with DP-NXA, (e) any non-cash loss attributable to the mark-to-market movement in the valuation of obligations pursuant to hedging contracts, and (f) any non-cash charges related to any deferred compensation plans; and (ii) subtractions for, to the extent included in the statement of such consolidated net income for the Company, (t) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income, gains on the sales of assets outside of the ordinary course of business), (u) income tax credits (to the extent not netted from income tax expense), (v) any non-cash gain attributable to the mark-to-market movement in the valuation of obligations pursuant to hedging contracts, (w) any cash payments related to any deferred compensation plans, (x) any non-cash gains associated with any disposition, and (y) any other non-cash income. In each case, without duplication and as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that are used by Parent in the preparation of its annual financial statements pursuant to the Securities Exchange Act of 1934, as amended.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With regard to the Company, and notwithstanding the foregoing, DP-NXA shall be considered an Affiliate of the Company.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 8.01(d)(iii).
“Ancillary Documents” means the Escrow Agreement and all other documents listed in Section 9.02 and Section 9.03.
“Audited Financial Statements” has the meaning set forth in Section 3.05.
“Balance Sheet” has the meaning set forth in Section 3.05.
“Balance Sheet Date” has the meaning set forth in Section 3.05.
“Basket” means an amount equal to $66,000.00.
“Base Purchase Price” has the meaning set forth in Section 2.02.
“Benefit Plan” has the meaning set forth in Section 3.18(a).
“Bonds” has the meaning set forth in Section 3.14.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Washington, D.C. are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 10.02.
“Cap” means an amount equal to $2,025,000.00.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Claim” means, whether civil, criminal, administrative, regulatory or otherwise, any claim, action, cause of action, litigation, inquiry, investigation, audit, notice of violation, citation, summons, subpoena, proceeding (arbitral, administrative, legal or otherwise), suit, settlement, stipulation, hearing, charge, complaint, demand or similar matter, all whether at law or in equity.
“Claims Notice” has the meaning set forth in Section 10.05(a).
“Closing” has the meaning set forth in Section 2.06.
“Closing Date” has the meaning set forth in Section 2.06. All references to the Closing Date shall mean as of the Effective Time on such date.
“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i).
“Closing Indebtedness Certificate” means a certificate executed by Sellers on behalf of the Company certifying (a) an itemized list of all outstanding Indebtedness of the Company as of the Closing Date; (b) the Person to whom such outstanding Indebtedness is owed; and (c) the aggregate total of such outstanding Indebtedness.
“Closing Transaction Expenses Certificate” means a certificate executed by Sellers on behalf of the Company certifying (a) an itemized list of all unpaid Transaction Expenses as of the Closing Date (including a description of the nature of such expense); (b) the Person to whom such Transaction Expense is owed; and (c) the aggregate total of such Transactions Expenses.
“Closing Working Capital” means: (a) the Current Assets of the Company minus (b) the Current Liabilities of the Company, each determined as of the Closing Date.
“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals.
“Company Intellectual Property” means all Intellectual Property that is owned by the Company.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Companyis a party, beneficiary or otherwise bound; provided, however that Company IP Agreements shall not include commercial-off-the-shelf software licenses with an aggregate acquisition price or annual licensing fee of less than $10,000 and a term not exceeding twelve (12) months.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Company Systems” has the meaning set forth in Section 3.11(g).
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current Assets” means (a) unrestricted cash and cash equivalents, (b) accounts receivable, which have been outstanding less than ninety (90) days, (c) unbilled work in process and (d) prepaid expenses, but excluding (x) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (y) deferred Tax assets and (z) except for those DP-NXA accounts receivable (which have been outstanding less than ninety (90) days), receivables from any of the Company’s Affiliates, directors, officers, managers, employees, or members, and any of their respective Affiliates, in each case determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
“Current Liabilities” means (a) accounts payable, (b) accrued Taxes, (c) accrued expenses, (d) accrued wages and other payroll expenses; (e) accrued employee bonus expense in an amount equal to $100,000, and (e) accrued paid-time-off liabilities, but excluding (v) any accrued payments owing under any Company Plan that is not being assumed by Buyer at Closing, (w) payables to any of the Company’s Affiliates, directors, officers, managers, employees, or members, and any of their respective Affiliates (other than wages and other payroll expenses accrued in the Ordinary Course of Business), (x) deferred Tax Liabilities, (y) Transaction Expenses, and (z) the current portion of any Indebtedness of the Company, in each case determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller Parties and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“DP-NXA” means DP-NXA Consultants, LLC, a Texas limited liability company.
“Dollars” or “$” means the lawful currency of the United States.
“EBITDA” means consolidated net income plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of: (a) income tax expense, (b) interest expense, and (c) depreciation and amortization expense.
“Effective Date” has the meaning set forth in the preamble.
“Effective Time” means 12:01 am Eastern Time.
“Employer” means, with respect to each Key Employment Agreement, the employer under such Key Employment Agreement.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air (indoor or outdoor), soil, sediment, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, control, containment, storage, handling, recycling, reclamation, reuse, treatment, generation, discharge, release, transportation, processing, production, disposal, removal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations adopted thereunder and any state and local analogs); CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; and the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Delaware Trust.
“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller Representative and Escrow Agent at the Closing, substantially in the form attached hereto as Exhibit A, which shall establish an escrow account to be maintained by the Escrow Agent as security for any Claims pursuant to ARTICLE VIII or ARTICLE X of this Agreement.
“Escrow Amount” means an amount equal to $1,687,500.00.
“Escrow Fund” has the meaning set forth in Section 2.03(a)(iii).
 “Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).
“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).
“FAR” means the Federal Acquisition Regulation codified at Title 48 of the Code of Federal Regulations.
“Financial Statement Review” has the meaning set forth in Section 7.07.
“Financial Statements” has the meaning set forth in Section 3.05.
“FLSA” means the Fair Labor Standard Act, as amended as of the date hereof.
 “Fraud-Type Claims” means any and all claims based upon criminal matters, common law fraud or intentional misrepresentation.
 “Fundamental Representations” means the representations and warranties made in Section 3.01 (Organization and Authority of the Company), Section 3.02 (Capitalization), Section 3.11(g) (Company Systems), Section 3.16 (Compliance with Laws; Permits), Section 3.18 (Employee Benefits), Section 3.19 (Employment Maters), Section 3.23 (Related Party Transactions), Section 3.25 (Brokers), Section 4.01 (Authority of Sellers), Section 4.02 (Title), Section 5.01 (Organization and Authority of Buyer), and Section 5.03 (Brokers).
“GAAP” means United States generally accepted accounting principles.
“General Survival Period” means eighteen (18) months from the Closing Date.
 “Governing Documents” means, with respect to a Person, such Person’s articles of incorporation, certificate of incorporation, articles of organization, articles of formation, declaration of trust or their equivalent, together with such Person’s bylaws, partnership agreement, limited liability company operating agreement, or any organizational or other constituent document, as applicable, each as it may be amended from time to time.
“Government Bid” means any bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by the Company or DP-NXA or a contractor team or joint venture in which the Company is participating that is intended by the Company to result in a Government Contract.

 “Government Contract” means any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract, contract awarded under the Federal Supply Schedule program, individual purchase order, task order or delivery order or other Contract, between the Company or DP-NXA and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) immediately above.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is defined or regulated as a “hazardous material,” “hazardous substance,” “hazardous chemical,” “hazardous waste,” “toxic substance,” “regulated substance,” “contaminant,” or “pollutant” or words of similar import or regulatory effect under, or a basis for Liability under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, mold, carcinogenic materials, urea formaldehyde foam insulation and polychlorinated biphenyls, and compounds containing them.
“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital); (c) long- or short-term obligations whether or not evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f) immediately above; (h) payables to any of the Company’s Affiliates, directors, officers, managers, employees, or members, and any of their respective Affiliates; (i) any accrued payments or unfunded obligations due and owing, or that will become due and owing as a result of the transactions contemplated by this Agreement; (j) deferred Tax Liabilities; and (k) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligationsreferred to in the foregoing clauses (a) through (i). For the avoidance of doubt, Indebtedness shall not include Current Liabilities to the extent included in Closing Working Capital.

“Indemnified Party” has the meaning set forth in Section 10.05.
“Indemnifying Party” has the meaning set forth in Section 10.05.
“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).
“Initial Escrow Release Date” has the meaning set forth in Section 10.07(a).
“Insurance Policies” has the meaning set forth in Section 3.14.
“Intellectual Property” means any and all intellectual property and industrial property, and all related rights, interests, and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, all registrations, applications for registration, and renewals of such rights, and the goodwill connected with the use of and symbolized by any of the foregoing, including any and all: trademarks, service marks, trade names, and similar indicia of source or origin; websites and domain names, social media account names and pages, and all related content and data; designs and design registrations; copyrights and works of authorship, whether or not copyrightable; trade secrets, inventions, technology, and other confidential and proprietary information, whether or not patentable; and patents (including all reissues, divisionals, continuations, continuations-in-part, and extensions thereof).
“Interests” has the meaning set forth in the recitals.
“Interim Balance Sheet” has the meaning set forth in Section 3.05.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.
“Interim Financial Statements” has the meaning set forth in Section 3.05.
“Key Employment Agreements” means employment agreements, in form and substance reasonably acceptable to Buyer, between the Company or Buyer (or their Affiliates after the Closing) and the Key Employee.
“Key Employee” means each of the Sellers and Greg Hietpas.
“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after due inquiry, of each of the Sellers, Tammy Bowman and Greg Hietpas.
 “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
 “Liabilities” has the meaning set forth in Section 3.06.

“Losses” means losses, damages, liabilities, deficiencies, Claims, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company or Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes in financial or securities markets in general; (ii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iii) any action required or permitted by this Agreement, except pursuant to Section 3.04; (iv) any changes in applicable Laws or accounting rules, including GAAP; or (v) the public announcement of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.
“Material Contracts” has the meaning set forth in Section 3.08(a).
“Material Customers” has the meaning set forth in Section 3.13(a).
“Material Suppliers” has the meaning set forth in Section 3.13(d).
“Multiemployer Plan” has the meaning set forth in Section 3.18(c).
“Ordinary Course of Business” means an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person and does not require any special authorization or consent of any form.
“Parent” means GSE Systems, Inc., a Delaware corporation.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.
“Pro Rata” has the meaning set forth in Section 12.01(b).
“Purchase Price” has the meaning set forth in Section 2.02.
“Qualified Benefit Plan” has the meaning set forth in Section 3.18(c).
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Related Person” means (a) any past or present Affiliate, director, manager, officer or employee of the Company, or (b) any individual related by blood, marriage or adoption to either of the Sellers.
“Release” has the meaning set forth in Section 7.03.
“Released Parties” has the meaning set forth in Section 7.03.
“Releasor” has the meaning set forth in Section 7.03.
“Representative(s)” means, with respect to any Person, any and all directors, officers, employees, managers, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).
“Restricted Business” means the provision of (i) simulation, staffing, technical engineering, or related or similar services to the power and process industries; and (ii) civil and structural engineering services to industrial, government and commercial customers.
“Restricted Period” means the time period beginning immediately after the Closing Date until 11:59 pm Eastern Time on the date that is five (5) years following the Closing Date.
“Review Period” has the meaning set forth in Section 2.04(c)(i).
“SEC” shall mean the Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 8.01(d)(i).
“Section 338(h)(10) Forms” has the meaning set forth in Section 8.01(d)(ii).
“Seller Escrow Fees” means all initial setup fees, annual fees and other similar fees and amounts due to the Escrow Agent pursuant to the Escrow Agreement in connection with the setup, maintenance and administration of the Escrow Fund for the first 12 month period of the Escrow Account.
“Sellers” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 10.03.
“Shortfall” means the greater of (i) Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000) minus Adjusted EBITDA for tax year 2019 and (ii) zero dollars.
“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).
“Straddle Period” has the meaning set forth in Section 8.04.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this Agreement, a Person(s) will be deemed to have a majority ownership interest in a corporation, limited liability company, partnership, association or other business entity if such Person(s) is allocated a majority of such entity’s gains or losses, or such Person(s) is in control of such entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company. With regard to the Company, and notwithstanding the foregoing, DP-NXA shall be considered a Subsidiary of the Company.
“Target Working Capital” means $2,100,000.
“Tax Claim” has the meaning set forth in Section 8.05.
“Tax Contest” has the meaning set forth in Section 3.20(b).
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information, and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of the Company or any Affiliates of the Company, other than the Sellers, or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means any federal, state, local or foreign income, gross receipts, franchise, profits, employment, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, equity securities, social security, unemployment, disability, payroll, license, employee or other withholding, or any other tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.
“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.
“Territory” means the United States and any other country, territory or jurisdiction where the Company, DP-NXA, Buyer or Parent have performed services as of the Closing Date.
“Third Party Claim” has the meaning set forth in Section 10.05(b).
“Transaction Expenses” means all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including the Seller Escrow Fees for the first year of the Escrow Fund and fees in the stipulated amount of $20,000 for the Financial Statement Review.
“Treasury Regulations” means the United States treasury regulations promulgated under the Code.
“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).
“Union” has the meaning set forth in Section 3.19(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE II
PURCHASE AND SALE
Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.
Section 2.02 Purchase Price. The aggregate purchase price for the Interests shall be $13,500,000.00, subject to adjustment pursuant to Section 2.04 hereof (the “Base Purchase Price”), which shall be allocated among the Sellers pursuant to Section 2.02 of the Disclosure Schedules, plus all Earn-Out Payments, if any, due and owing in accordance with Section 2.05 (collectively, the “Purchase Price”).

Section 2.03 Transactions to be Effected at the Closing.
(a)	At the Closing, Buyer shall:
(i) deliver to Sellers or Seller Representative (as applicable):
(A) the Closing Date Payment by wire transfer of immediately available funds to one or more accounts designated in writing by Seller Representative to Buyer no later than two (2) Business Days prior to the Closing Date; and
(B) the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 9.03 of this Agreement.
(ii) pay, on behalf of the Company or Sellers, the following amounts:
(A) Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds, to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and
(B) all Transaction Expenses, by wire transfer of immediately available funds, to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.
(iii) deliver to the Escrow Agent the Escrow Amount by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers set forth in ARTICLE X and the obligations of Sellers in Section 8.08 (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”).
(b)	At the Closing, Sellers shall deliver to Buyer:
(i) an Assignment of Membership Interests (each, an “Interest Assignment”), transferring the Interests of the Seller Party, free and clear of all Encumbrances, duly executed by such Seller; and
(ii) fully executed originals of this Agreement and each of the Ancillary Documents to which a Seller Party is a party, and all other agreements, documents, instruments or certificates required to be executed and/or delivered by such Seller Party at or prior to the Closing pursuant to Section 9.02 of this Agreement.
Section 2.04 Purchase Price Adjustment.
(a)	Closing Adjustment.
(i) The “Closing Date Payment” shall equal (i) the Base Purchase Price minus (ii) the Escrow Amount minus (iii) the outstanding Indebtedness of the Company as of the Closing Date minus (iv) the Transaction Expenses plus (v) the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital minus (vi) the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital (as determined in accordance with Section 2.04(a)(ii)).

(ii) At least three (3) Business Days before the Closing Date, Seller Representative shall deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Seller Representative and the Chief Financial Officer (or equivalent officer) of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. The Estimated Closing Working Capital Statement shall be calculated in accordance with the sample working capital calculation set forth on Section 2.04(a)(ii) of the Disclosure Schedules.
(b)	Post-Closing Adjustment.
(i) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”), and a certificate of a representative of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.  The Closing Working Capital Statement shall be calculated in accordance with the sample working capital calculation set forth on Section 2.04(a)(ii) of the Disclosure Schedules.
(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). For the avoidance of doubt, if the Post-Closing Adjustment is positive, the adjustment shall be made in favor of the Sellers; if the Post-Closing Adjustment is negative, the adjustment shall be made in favor of the Buyer.
(c)	Examination and Review.
(i) Examination. After receipt of the Closing Working Capital Statement, Seller Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement and to prepare a Statement of Objections (defined below). During the Review Period, Seller Representative shall have full access to the books and records of the Company, the personnel of, and work papers prepared by Buyer to the extent that they relate to the Closing Working Capital Statement, and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement; provided, that such access shall be in a manner that does not materially interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Review Period, Seller Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller Representative’s disagreement therewith (the “Statement of Objections”). If Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement, shall be deemed to have been accepted by Seller Representative on behalf of the Sellers. If Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller Representative shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller Representative, shall be final and binding.
(iii) Resolution of Disputes. If Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to the Baltimore Office of RSM US, LLP (the “Independent Accountant”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. For the avoidance of doubt, Buyer and Sellers shall instruct the Independent Accountant to only make a determination with regards to the calculation of such Disputed Amounts and shall provide such information as shall be reasonably requested to make such determination. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and shall select as the value for such Disputed Item the value presented by either the Buyer or the Sellers, which the Independent Accountant determines is closer to the correct value for such item.
(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller Representative, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller Representative or Buyer, respectively, bears to the aggregate amount actually contested by Seller Representative and Buyer.
(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto. For the avoidance of doubt, the Independent Accountant shall be empowered to make any factual determination and accept such submissions as the Independent Accountant determines to be necessary to resolve the Disputed Amounts.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer (if the Post-Closing Adjustment is negative and, therefore, in favor of the Buyer) or Seller Representative (if the Post-Closing Adjustment is positive and, therefore, in favor of the Sellers), as the case may be. In the event any Post-Closing Adjustment is owed by Sellers, the obligations of the Sellers shall be joint and several.
(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 2.05 Earn-Out Payments. Sellers may earn and, if earned Buyer shall pay to Sellers, such additional amounts in accordance with the procedures set forth below (collectively, the “Earn-Out Payments”):

(a)  2019 Earn-Out Payment. Based upon the Company’s Adjusted EBITDA for calendar year 2019, Buyer shall make the following payment to Sellers (the “2019 Earn-Out Payment”):
(i) If the Company’s Adjusted EBITDA for calendar year 2019 is at least $2.75 million (the “2019 Minimum Target”), the 2019 Earn-Out Payment shall equal $1 million plus the following:
(A) If the Company’s Adjusted EBITDA for calendar year 2019 is less than $3.0 million, an amount in dollars equal to (1) 2 multiplied by (2) (x) the Company’s Adjusted EBITDA for calendar year 2019 minus (y) the 2019 Minimum Target; or
(B) If the Company’s Adjusted EBITDA for calendar year 2019 is equal to or greater than $3.0 million, an amount equal to (1) $500,000 plus (2) an amount equal to (x) the Company’s Adjusted EBITDA for calendar year 2019 minus (y) $3.0 million;
(ii) Provided, however, that the 2019 Earn-Out Payment shall be limited to, and shall not under any circumstances exceed, $2.5 million. For the avoidance of doubt, the 2019 Earn-Out Payment shall be zero dollars if the Company’s Adjusted EBITDA for calendar year 2019 is less than $2.75 million.

(b) 2020 Earn-Out Payment. Based upon the Company’s Adjusted EBITDA for calendar year 2020, Buyer shall make the following payment to Sellers (the “2020 Earn-Out Payment”):
(i) If the Company’s Adjusted EBITDA for calendar year 2020 is at least $3.0 million plus the Shortfall (the “2020 Minimum Target”), the 2020 Earn-Out Payment shall equal $1 million plus the following:
(A) If the Company’s Adjusted EBITDA for calendar year 2020 is less than $3.3 million plus the Shortfall, an amount in dollars equal to (1) 1 2/3 multiplied by (2) (A) the Company’s Adjusted EBITDA for calendar year 2019 minus (B) the 2020 Minimum Target; or
(B) If the Company’s Adjusted EBITDA for calendar year 2020 is equal to or greater than $3.3 million plus the Shortfall, an amount equal to (1) $500,000 plus (2) (A) the Company’s Adjusted EBITDA for calendar year 2020 minus (B) $3.3 million minus (C) the Shortfall;
(ii) Provided, however, that the 2020 Earn-Out Payment shall be limited to, and shall not under any circumstances exceed, $2.5 million. For the avoidance of doubt, the 2020 Earn-Out Payment shall be zero dollars if the Company’s Adjusted EBITDA for calendar year 2020 is less than $3 million plus the Shortfall.
(c) Payment. The Buyer shall pay to the Sellers the 2019 Earn-Out Payment and the 2020 Earn-Out Payment within 10 days of the earlier of (i) the filing of an annual report on Form 10-K by Parent for the periods ended December 31, 2019 and December 31, 2020, respectively; or (ii) December 31, 2021. Upon written request, Buyer shall promptly provide Seller Representative with its calculation of Adjusted EBITDA for the relevant period as well as all work papers necessary to support such calculation.
(d) Corporate Overhead; Good Faith. For the avoidance of doubt, net income, as a component of EBITDA, shall reflect such corporate overhead of the Parent as determined by Parent and Buyer in their reasonable discretion. From and after the Closing, Buyer shall have the ultimate discretion with regard to all matters relating to the operation of the Company; provided, however, Buyer shall not, directly or indirectly, take any action, or omit to take any action, with the intent of (i) adversely impacting the Earn-out Payment, including taking any action, directly or indirectly, with the intent to cause the Earn-out Payment to be less than the Earn-out Payment that would have resulted had such action not been taken.
    Section 2.06 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Interests contemplated hereby shall take place at a closing (the “Closing”) to be held on the Effective Date (the “Closing Date”) at the offices of Miles & Stockbridge P.C., 100 Light Street, Baltimore, Maryland 21202, or at such other place as the Buyer and the Seller Representative may mutually determine. By mutual agreement of the Parties, the Closing may take place by conference call and electronic (i.e., email/PDF) or facsimile exchange of documents, with exchange of original signatures following by overnight mail. The Closing shall be deemed to occur on the Closing Date at the Effective Time.

Section 2.07 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.
Section 2.08 Allocation of Purchase Price. The Purchase Price shall be allocated to the Interests for all purposes (including Tax and financial accounting) in accordance with the applicable provisions of the Code and in connection with the Section 338(h)(10) Election, allocated among assets of the Company as provided in Section 8.01(d)(iii). Each party shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner reflecting such Purchase Price allocation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES ON BEHALF OF THE COMPANY
The Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE III, as modified by the Disclosure Schedules, are true and correct as of the date hereof, except to the extent that a representation and warranty contained in the text of this ARTICLE III, as modified by the Disclosure Schedules, expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE III are true and correct as of such earlier date.
Section 3.01 Organization and Authority of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. The Company has full limited liability company power and authority to enter into this Agreement, the Escrow Agreement and (together with DP-NXA) such other Ancillary Documents to which the Company or DP-NXA is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company and DP-NXA of this Agreement, the Escrow Agreement and such other Ancillary Documents to which the Company or DP-NXA is a party, the performance by the Company or DP-NXA of its respective obligations hereunder and thereunder, and the consummation by the Company and DP-NXA of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company and DP-NXA. This Agreement and each Ancillary Document to which the Company or DP-NXA is a party has been duly executed and delivered by the Company or DP-NXA, as applicable, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each Ancillary Document to which the Company or DP-NXA is a party constitutes a legal, valid and binding obligation of the Company and/or DP-NXA enforceable against the Company and DP-NXA in accordance with its terms. The Company and DP-NXA is qualified or registered to do business and in good standing in each jurisdiction where the nature of its activities makes such qualification or registration necessary. All such jurisdictions in which the Company or DP-NXA is qualified are set forth on Section 3.01 of the Disclosure Schedules. Except as set forth on Section 3.01 of the Disclosure Schedules, during the past five (5) years, neither the Company nor DP-NXA has been known by or used any company, fictitious or other name in the conduct of the Company’s or DP-NXA’s business or in connection with the use or operation of its assets.

Section 3.02 Capitalization.

(a) Section 3.02(a) of the Disclosure Schedules sets forth the Interests owned by each Seller Party. The Interests constitute all of the membership interests of the Company. All of the Interests have been duly authorized, are validly issued and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Interests, free and clear of all Encumbrances.
(b) All of the Interests and other securities of the Company have been granted, offered, sold, issued, redeemed and transferred, as applicable, in compliance with all applicable Laws, including without limitation all federal and state securities Laws. None of the Interests were issued in violation of any agreement, arrangement or commitment to which Sellers or the Company is a party or is subject to or in violation of any preemptive, rights of first refusal or similar rights of any Person.
(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests in the Company or DP-NXA or obligating Sellers, the Company or DP-NXA to issue or sell any equity interest in the Company or DP-NXA. Neither the Company nor DP-NXA has any outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.
Section 3.03 Subsidiaries. Except as set forth on Section 3.03 of the Disclosure Schedules, (a) the Company does not have, and never has had, any direct or indirect Subsidiaries; (b) the Company does not own or control directly or indirectly, an interest in any other corporation, association or other entity; and (c) the Company has never acquired another Person or a significant portion of the assets or a division of another Person. The Company does not hold the right to acquire any stock, partnership interest, membership interest, joint venture interest or other equity ownership in any other Person.
Section 3.04 No Conflicts; Consents. The execution, delivery and performance by the Company and the Seller Parties of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Governing Documents of the Seller Parties, the Company or DP-NXA; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller Parties, the Company or DP-NXA; (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which any Seller Party, the Company or DP-NXA is a party, or by which any Seller Party, the Company or DP-NXA is bound, or to which any of their respective properties and assets or the Interests are subject (including any Material Contract), or any Permit affecting the properties, assets or business of the Company or DP-NXA; or (d) result in the creation or imposition of any Encumbrance on any of the Interests or any properties or assets of the Company or DP-NXA. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Party, the Company or any Suibsidiary in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05 Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2016 and 2017 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of December 31, 2018 and the related statements of income and retained earnings, members’ equity and cash flow for the twelve (12)-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in Section 3.05 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that are consistent with past practices, in each case, applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. Sellers have made available to Buyer copies of all letters from the Company’s auditors to the Company’s management during the three (3) years prior to the date of this Agreement. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as December 31, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.
Section 3.06 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 3.07 Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.07 of the Disclosure Schedule, since the Balance Sheet Date, and other than in the Ordinary Course of Business consistent with past practice, there has not been, with respect to the Company or DP-NXA, any:
(a) fact, circumstance, event or action, the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 9.02 to be satisfied;

(b) notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(c) notice from an employee or officer of the Company that the individual intends to terminate his or her employment with the Company after the Closing Date;
(d) notice from any client or customer of the Company that it intends to terminate or materially decrease the business conducted with the Company;
(e) notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(f) amendment of the Governing Documents of the Company;
(g) issuance of any new equity interests in, or reclassification of any existing equity interests in, the Company or issuance, sale or other disposition of any of equity interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests in the Company;
(h) except for cash distributed to Sellers within the fifteen (15) days prior to the Closing Date, declaration or payment of any dividends or distributions by the Company on or in respect of any of any equity interests in the Company, or redemption, purchase or acquisition of any equity interests in the Company;
(i) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(j) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(k) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;
(l) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet (other than the sale of inventory in the Ordinary Course of Business consistent with past practice) or cancellation of any debts or entitlements;

(m) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements, or abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property;
(n) material damage, destruction or loss (whether or not covered by insurance) to its property;
(o) capital investment in, or any loan to, any other Person;
(p) acceleration, termination, material modification to, rebidding, cancellation of or any price concessions on any Material Contract, including, but not limited to, any notification to the Company that any Material Customer or managed service provider intends to seek bids for any existing Material Contract or in relation to any existing work performed by the Company or its employees;
(q) capital expenditures individually in excess of $10,000 or, in the aggregate, in excess of $25,000;
(r) imposition of any Encumbrance upon any of the equity interests in the Company or upon any of the Company’s properties or assets, whether tangible or intangible;
(s) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, manager, independent contractor or consultant;
(t) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the Ordinary Course of Business;
(u) adoption, modification or termination of any (i) employment, severance, retention or other agreement with any current or former employee, officer, director, manager, independent contractor or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(v) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Sellers, or any of the Company’s former members or current or former directors, officers, managers, and employees;
(w) entry into a new line of business or abandonment or discontinuance of existing lines of business;
(x) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution, or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consent to the filing of any bankruptcy petition against it under any similar Law;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets of or equity interests in, or by any other manner, any business or any Person or any division thereof;
(z) action by the Company to make, change or rescind any Tax election, amend any Tax Return, take any position on any Tax Return, or take any action or omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or
(aa) Contract entered into to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company or DP-NXA (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.09(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.11(b) of the Disclosure Schedules, being “Material Contracts”); provided that purchase orders shall not be included on such Disclosure Schedule except to the extent in response to subsections (i)-(v):
(i) all Contracts with or relating to a Material Customer or Material Supplier;
(ii) all Contracts where the Company reasonably anticipates that it will lose money based upon the future performance of the Contract, including, but not limited to, those Contracts where the cost of goods or services sold will exceed the revenue plus deemed overhead attributed to the Contract;
(iii) all fixed fee Contracts;
(iv) all fixed fee Government Contracts or Government Bids which would result in fixed fee contracts;
(v) all Contracts where the Company reasonably anticipates realizing a gross margin of less than thirty-five percent (35%);
(vi) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(vii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(viii) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity securities or assets of any other Person or any real property (whether by merger, sale of equity securities, sale of assets, or otherwise);
(ix) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;
(x) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;
(xi) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;
(xii) all Government Bids;
(xiii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
(xiv) any Contracts to which the Company is a party that provide for any teaming arrangement, joint venture, partnership or similar arrangement by the Company;
(xv) all Contracts between or among the Company on the one hand and Sellers or any Affiliate of Sellers (other than the Company) on the other hand;
(xvi) all collective bargaining agreements or Contracts with any Union to which the Company is a party;
(xvii) all contracts containing a “most favored nation” clause; and
(xviii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.08.

(b) Each Material Contract is valid and binding on the Company or DP-NXA, as applicable in accordance with its terms and is in full force and effect. Neither the Company or DP-NXA, as applicable, or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, rebid or put out for bid the work comprising, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. The Company has complied with all record retention requirements and other similar terms and conditions of each Customer Contract.

(c) The Company and DP-NXA has complied with all terms and conditions of each Government Contract and Government Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of law therein as well as all requirements relating to the charging of prices or costs, minimum required qualifications of personnel by labor category or classification, warranties, and price reduction clause obligations. The Company has complied with all applicable Laws pertaining to each Government Contract and Government Bid, including, to the extent applicable, the Truth in Negotiations Act of 1962, the Service Contract Act of 1965, the Office of Federal Procurement Policy Act, the Federal Property and Administrative Services Act, the FAR and any agency supplement thereto, the Cost Accounting Standards, any export control laws, and any other applicable Law. All representations and certifications made by the Company or DP-NXA in respect of each Government Contract and Government Bid were current, accurate and complete as of their effective date. Neither the Company nor DP-NXA has (i) undergone or been threatened with, and is not currently undergoing, any audit, review, inspection, investigation, survey or examination of records relating to any Government Contract or Government Bid; or (ii) received written notice of or, to the Sellers’ Knowledge, undergone any investigation or review relating to any Government Contract or Government Bid. To the Sellers’ Knowledge, there is no pending claim, or reasonable basis to give rise to any claim, against the Company or DP-NXA for fraud or under the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act or other applicable Law. Neither the Company nor DP-NXA has made, and has been required to make, a disclosure to a Governmental Authority relating to any Government Contract or Government Bid pursuant to the FAR Ethics Rules or otherwise. Neither the Company nor DP-NXA or any of their respective Principals (as defined at FAR 2.101) has been debarred, suspended, or proposed for debarment from eligibility for award of any Government Contract or eligibility for participation in any governmental program, nor has the Company or DP-NXA been found non-responsible for the award of any Government Contract. The terms and phrases in this Section 3.08(c) shall have the meaning set forth in the FAR.
    Section 3.09 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i) liens for Taxes not yet due and payable;
(ii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;
(iii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company; or

(iv) contractual liens on property of the Company in favor of landlords and lessors securing obligations under leases that have been made available to Buyer.
(b)         Since its inception, the Company has not owned any Real Property. Section 3.09(b) of the Disclosure Schedules lists the street address of each parcel of Real Property currently leased by the Company and identifies the landlord under each such lease. Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property currently leased by the Company. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Claims pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. The Company is current on all payment obligations related to the lease and is not in default nor has the tenant threatened to commence proceedings against the Company for any reason.
Section 3.10 Condition and Sufficiency of Tangible Assets. The furniture, fixtures, equipment, machinery, vehicles and other items of tangible personal property of the Company are in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the conduct of the Business as currently conducted. None of such furniture, fixtures, equipment and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The operation of the Company’s business as it has been conducted by the Company since December 31, 2017 is not dependent upon the right to use the furniture, fixtures, machinery, equipment, vehicles, computer systems and other items of tangible personal property of Persons other than the Company, except for such furniture, fixtures, machinery, equipment, vehicles, computer systems and other items of tangible personal property that are leased, licensed or otherwise contracted to the Company. The furniture, fixtures, equipment and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted. All furniture, fixtures, equipment and other items of tangible personal property of the Company are set forth on Section 3.10 of the Disclosures Schedules.
Section 3.11 Intellectual Property.

(a) The Company does not have any Company IP Registrations. Section 3.11(a) of the Disclosure Schedules contains a correct, current, and complete list of all (i) all unregistered trademarks included in the Company Intellectual Property; (ii) all proprietary software of the Company; (iii) all website domain names utilized by the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted.

(b) Section 3.11(b) of the Disclosure Schedules contains a correct, current, and complete list of all material Company IP Agreements. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such material Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each material Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any material Company IP Agreement.
(c) The Company has entered into binding, valid, and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company, whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law.
(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.
(e) The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
(f) The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of the Sellers, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.

(g) The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company or DP-NXA (“Company Systems”) are reasonably sufficient for the immediate needs of the Company’s business. The Company has complied at all times in all material respects with all applicable Laws regarding the collection, use, storage, transfer, or disposal of personal information and has established and implemented policies, programs, and procedures that are commercially reasonable with applicable industry practices to protect the confidentiality, integrity, and security of personal information in its possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse. Except as set forth in Section 3.11(g) of the Disclosure Schedules, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s or DP-NXA’s business; (ii) material loss, destruction, damage, or harm of or to the Company, DP-NXA or their respective operations, personnel, property, or other assets; or (iii) material liability of any kind to the Company. The Company has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in material compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.
Section 3.12 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within sixty (60) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with past practices, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  Section 3.12 of the Disclosure Schedules contains a true, correct and complete copy of an accounts receivable aging report showing the Company’s accounts receivable as of Interim Balance Sheet Date.  Except as set forth to the contrary in Section 3.12 of the Disclosure Schedules, all accounts receivable of the Company are collectable in the ordinary course of the Company’s business.
Section 3.13 Customers and Suppliers.

(a) Section 3.13(a) of the Disclosure Schedules sets forth (i) the top 20 customers of the Company (measured by gross margin and, in the case of Entergy Corp., identified by power plant or applicable subsidiary) for the year-ended December 31, 2018 (collectively, the “Material Customers”); and (ii) the amount of gross revenue paid by each Material Customer to the Company during such periods.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that (i) any Material Customers has ceased, or intends to cease after the Closing, to do business with the Company, use its goods or services or to otherwise terminate or materially reduce its relationship with the Company; or (ii) any Material Customers intends to reduce or renegotiate allowable labor rates, margin or any other contractual terms of any Material Contract.
(c) To the Knowledge of the Sellers, no customer of the Company is insolvent, has filed for protection under state insolvency laws or the United States Bankruptcy Code, or intends to file for protection under state insolvency laws or the United States Bankruptcy Code.
(d) Section 3.13(d) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid during the calendar year ended December 31, 2018, or to whom the Company is expected to pay during the current calendar year, consideration for goods or services rendered in an amount greater than or equal to $10,000.00 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.
Section 3.14 Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of (a) all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates (including the Company) and relating to the assets, business, operations, employees, managers, officers and directors of the Company (collectively, the “Insurance Policies”) and (b) all current surety bonds (performance bonds, payment bonds, etc.) or letters of credit relating to the business of the Company or required pursuant to any Contract of the Company (collectively, “Bonds”). True and complete copies of such Insurance Policies and Bonds have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Sellers nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (x) are valid and binding in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Sellers or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.15 LLLegal Proceedings; Governmental Orders.

(a) There are no Claims pending or, to Sellers’ Knowledge, threatened against or by (i) the Company or DP-NXA affecting any of its properties or assets or the Interests (or by or against Sellers or any Affiliate thereof and relating to the Company); (ii) any former director, officer, manager, or employee of the Company with respect to which the Company or DP-NXA has, or is reasonably likely to have, an indemnification obligation pursuant to its Governing Documents or otherwise; or (iii) the Company, Sellers or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Claim. Except as set forth in Section 3.15 of the Disclosure Schedules, within the past three (3) years, the Company has not been a party to any Claim.
(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company, DP-NXA or any of their respective properties or assets.
Section 3.16 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets. Neither the Company, the Sellers, nor any representative or Affiliate of the Company or the Sellers, has violated the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where the Company does business.
(b) All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.16(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.16(b) of the Disclosure Schedules.
(c) The Company and DP-NXA have at all times complied with all Laws relating to export control (e.g., Arms Export Control Act, International Traffic in Arms Regulations, Export Administration Regulations (15 C.F.R. §§ 730-774), Assistance to Foreign Atomic Energy Activities (10 C.F.R. § 810), etc.) and trade sanctions or embargoes.
Section 3.17 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and neither the Sellers nor any of their Affiliates (including the Company) have, received from any Person any notice, claim or written request for information pursuant to Environmental Law, which either remains pending or unresolved or is the source of ongoing obligations or requirements as of the Closing Date, and there are no facts or circumstances that would reasonably be expected to give rise to any such violation of or Liability under Environmental Law.

(b)      Neither any Seller Party nor the Company or DP-NXA has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(c)         There has been no use, generation, manufacture, treatment, storage, transportation, or handling of any Hazardous Material on, under, about or from any Real Property currently or, to the Knowledge of Sellers previously owned, leased or used by the Company in connection with the business in violation of any Environmental Law or that will subject the Company to any liability under any Environmental Law.

Section 3.18 Employee Benefit Matters.

(a) Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, equity securities, or equity securities-based, change in control, retention, severance, vacation, paid time off, medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.18(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.18(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.
(b) With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a preapproved plan, can rely on an advisory or opinion letter from the Internal Revenue Service to the preapproved plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. No Benefit Plan (and no plan fiduciary) has been involved in any non-exempt “prohibited transaction” (as defined under Section 4975 of the Code or Section 406 or 407 of ERISA) or breach of fiduciary duty (as defined under Section 404 of ERISA). Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty for failure to comply with the Patient Protection and Affordable Care Act, as amended (the “ACA”), including any excise tax under Section 4980D of the Code for maintaining a group health plan with an annual limit on the dollar amount of benefits, and any excise tax under Section 4980D or 4980H of the Code or any penalty or liability under Section 501 or 502 of ERISA for any other failure to comply with the ACA. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, past practices.
(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(e) Except as set forth in Section 3.18(e) of the Disclosure Schedules, no Benefit Plan is, and neither the Company nor any ERISA Affiliate thereof has ever maintained, contributed to or participated in, nor does the Company or any ERISA Affiliate thereof have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) Multiemployer Plan, (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code. No services are provided to the Company by any “leased employee,” as that term is defined under Section 414(n)(2) of the Code.

(f)         Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)         Other than as required under Section 601, et. seq., of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)         There is no pending or, to Sellers’ Knowledge, threatened Claim relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)         Except as set forth in Section 3.18(i) of the Disclosure Schedules, there has been no amendment to, announcement by Sellers, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, manager, employee, independent contractor or consultant, as applicable. Except as set forth in Section 3.18(i) of the Disclosure Schedules, none of Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, manager, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)         Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company as a nonemployee has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(l) Except as set forth in Section 3.18(l) of the Disclosure Schedules or as expressly required by this Agreement, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or together with any action of the Company before Closing) (i) entitle any current or former director, officer, manager, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.
Section 3.19 Employment Matters.

(a) Section 3.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company or DP-NXA as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following with respect to such persons: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) exempt or non-exempt; and (v) current annual base compensation rate or contract fee; (vi) commission, bonus or other incentive-based compensation. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company or DP-NXA for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company or DP-NXA with respect to any compensation, commissions, bonuses or fees. No current executive- or management-level employee has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company, whether prior to or after the Closing and regardless of whether on account of the transactions contemplated by this Agreement or otherwise. To the Knowledge of the Sellers, there are no agreements between any officer, director, manager, employee, independent contractor or consultant of the Company and any other Person which would restrict, in any manner, the ability of such officer, director, manager, employee, independent contractor or consultant to perform services for the Company or the Buyer or the right of such officer, director, manager, employee, independent contractor or consultant to compete with any Person or sell to or purchase from any Person.
(b) The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants (including those individuals and entities who received 1099s) are properly treated and classified as independent contractors under applicable law. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Claims against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
(d) The Company is and has been in compliance with FLSA and any state law equivalent, including, but not limited to, with respect to the payment of overtime wages, application of paid time off and worker classification. All workers of the Company are properly classified under FLSA and state and local wage and hour laws. The Company has not incurred, and no circumstances exist under which the Company reasonably would be expected to incur, any Loss arising from the misclassification of workers as exempt from the requirements of FLSA or similar state Laws. The Company has not received any notice from any Governmental Authority that the classification of any employee or independent contractor is incorrect.
(e) Every employee of the Company as a condition of his or her employment has executed an agreement that requires that the employee keep all confidential information belonging to the Company confidential. The foregoing agreements are substantially in the form attached to Section 3.19(e) of the Disclosure Schedules.
(f) The Company has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act, nor has it received any notifications from Governmental Authorities or threats of Claims asserting violations of the WARN Act.

(g) Except as set forth in Section 3.19(g) of the Disclosure Schedule, the Company has not received any resignation from any current employee, independent contractor or consultant nor has the Company received any notification, threat, warning or indication (written or oral) that any employee, independent contractor or consultant intends to terminate his or her employment with or engagement by the Company in the future either attendant to the Closing or otherwise.
(h) The Company has not received any notification or claim from any employee or independent contractor that they were owed wages or paid-time-off above the amounts paid or awarded to such employee or independent contractor.
Section 3.20 Taxes.

(a) The Company has timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by it as of the Closing Date, and all such Tax Returns are true, correct and complete and were prepared in accordance with all applicable Laws. Since its formation, the Company has prepared and filed its Tax Returns based on a cash-basis accounting method. All Taxes due from the Company or with respect to the business of the Company (whether or not shown or required to be shown on any Tax Returns), except those not yet due and payable (which will be timely paid when due), have been timely paid in full. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has timely withheld and, as applicable, paid over to the appropriate Taxing Authorities all amounts of Taxes required to have been withheld and paid over by it (including with respect to amounts paid or owing to any employee, independent contractor, manager, member, creditor or other Person) and has complied with all record-keeping, information reporting and backup withholding requirements in connection with amounts paid or owing to any employee, member, manager, creditor, independent contractor or other Person under the Code and the Treasury Regulations issued thereunder (and any similar provision of state, local or foreign Law), including the filing of all Forms W-2 and 1099.
(b) No Taxing Authority in a jurisdiction in which the Company does not file Tax Returns has submitted a nexus inquiry to the Company, or asserted that the Company is or may be subject to taxation or filing requirements by or in that jurisdiction. The Company has not commenced any activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Taxing Authority that it had not previously been required to file in the immediately preceding taxable period. No audit, examination, litigation or similar proceeding with respect to Taxes (a “Tax Contest”) is pending or, to the Knowledge of the Sellers, threatened with respect to the Company. The Company has not received from any Taxing Authority any (i) notice indicating an intent to open a Tax Contest; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax or Tax item.

(c)         Section 3.20(c) of the Disclosure Schedules sets forth all federal, state, local and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 2015, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Buyer true and complete copies of all U.S. federal income Tax Returns filed for taxable periods ended after December 31, 2015, and all examination reports and statements of deficiencies received, assessed against or agreed to, by the Company, and copies of all closing agreements, letter rulings, technical advice memoranda and similar documents relating to Taxes or Tax items to which the Company is a party. No power of attorney that is still in force has been granted by or with respect to the Company with respect to any matter relating to Taxes.

(d)         The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any similar provisions of state and local Law) at all times since its organization, and the Company will be an S corporation up to and including the Closing Date. The Company has not, since its inception (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary. The Company will not be liable for any Taxes under Section 1374 of the Code or any other applicable state or local Law as a result of the transactions hereby contemplated, including the making of the Section 338(h)(10) Election.

(e)         DP-NXA has, at all times since its organization, elected to be classified as a partnership for Tax purposes, and DP-NXA will be a partnership for Tax purposes as of the Closing Date.

(f)         To the Knowledge of the Sellers, DP-NXA, has timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by it as of the Closing Date, and all such Tax Returns are true, correct and complete and were prepared in accordance with all applicable Laws.

(g)         No Tax Contest is pending or, to the Knowledge of the Sellers, threatened with respect to DP-NXA. DP-NXA has not received from any Taxing Authority any (i) notice indicating an intent to open a Tax Contest; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax or Tax item.

(h)         There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) relating to the Company. None of the assets of the Company are subject to any Encumbrances for Taxes.

(i)         Neither the Company nor the Sellers has waived or requested to waive any statute of limitations in respect of Taxes of the Company or agreed to or requested any extension of time with respect to a Tax assessment or deficiency and neither the Company nor Sellers has not consented to extend to a date later than the date hereof the period in which any Tax of the Company may be assessed or collected by any Taxing Authority.

(j)         The Company is not a party to or bound by any Tax allocation, indemnification, sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority), and the Company does not have a contractual or legal obligation to indemnify any other Person with respect to Taxes.

(k) The Company does not have any Liability for the Taxes of any Person, by operation of Law, as a transferee or successor, by Contract or otherwise.
(l) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Closing Date does not, in the aggregate, exceed the amount of the then year-to-date 2018 estimated Tax payments previously made and (excluding reserves for deferred Taxes) reflected on the applicable Financial Statements provided to Buyer.   All Taxes related to the Pre-Closing Tax Period shall be borne and paid by Sellers when due, including, but not limited to, any Tax incurred in connection with the Section 338(h)(10) Election.
(m) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully paid.
(n) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company.
(o) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.
(p) The Company is not required (and will not be required as a result of the Closing of the transactions contemplated by this Agreement) to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Laws) or any other change in any method of accounting or the use of an improper method of accounting; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws) entered into prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account arising as a result of successor liability, transferee liability, joint or several liability, as a transferee or successor, by Contract, or otherwise; (v) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Laws); or (vi) prepaid amount received on or prior to the Closing Date.
(q) No Seller Party is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).
(r) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Sections 355 or 361 of the Code.
(s) The Company is not, and has not been, a party to, a promoter of, or otherwise participated in any “reportable transaction” (including any “listed transaction”) within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(t) The Company does not own any property of a character the indirect transfer of which pursuant to this Agreement would give rise to any transfer Tax.  To the Knowledge of Sellers, DP-NXA does not own any property of a character the indirect transfer of which pursuant to this Agreement would give rise to any transfer Tax.

(u) The Company has timely filed with all appropriate Taxing Authorities all unclaimed property reports required to be filed by or with respect to it pursuant to the Law of any Governmental Authority with authority over the Company, its assets or its business, on or prior to the Closing Date, and such reports were true, correct and complete in all respects when filed. The Company has properly paid over (or escheated) to such Governmental Authority all sums constituting “unclaimed property” (as that term is defined under applicable Law) as of the Closing Date. With respect to funds or property for which the dormancy period may be running as of the Closing Date, the Company has reserved sufficient sums in accordance with its accounting policies on its Financial Statements to pay over (or escheat) to the appropriate Governmental Authority all amounts that may become due in the future.
Section 3.21 Warranties. Except as set forth in Section 3.21 of the Disclosure Schedules, the Company has not given to any Person any product or service guaranty or warranty, or other indemnity relating to services performed by the Company. The Company has established sufficient reserves to account for its warranty and service guaranty obligations.
Section 3.22  Licenses. Section 3.22 of the Disclosure Schedules sets forth all licenses, permits, franchises, approvals, orders, registrations, certificates, variances, and other authorizations or similar rights from Governmental Authorities (or other Persons) which are currently possessed or utilized by the Company or the employees of the Company for the benefit of the Company.
Section 3.23 Related Party Transactions. Except as disclosed on Section 3.23 of the Disclosure Schedules there are no Contracts or other arrangements between (a) the Company or DP-NXA, on the one hand, and (b) any one or more Related Persons, on the other hand. Except as disclosed on Section 3.23 of the Disclosure Schedules, (i) no Related Person is a party to any contract or transaction with the Company or DP-NXA; (ii) the Company does not have any accounts receivable or loans receivable from any Related Person; (iii) neither the Company nor any of the Related Persons possesses, directly or indirectly, any financial interest in, or is a director, officer, manager, or employee of, any Person that is a client, supplier, customer, lessor, lessee or competitor of the Company or DP-NXA; and (iv) neither the Company nor DP-NXA has any Liability to any Related Person, whether on account of any transaction with or entered into on behalf of any Related Person or otherwise. No Related Person owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in, any tangible or intangible property which the Company or DP-NXA is using in its businesses. No Related Person has any cause of action or other Claim whatsoever against the Company or DP-NXA, except for routine Claims for benefits under any Company Benefit Plan.
Section 3.24 Books and Records. The books and records of the Company have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The company books of the Company are accurate and complete in all material respects.

Section 3.25 Brokers. Except as set forth in Section 3.25 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company or any Seller Party.  All brokerage, finder’s and other fees and commissions payable in connection with the transactions contemplated by this Agreement or any Ancillary Document to the brokers, finders and investment bankers identified on Section 3.25 of the Disclosure Schedules shall be included on the Closing Transaction Expenses Certificate and paid by the Sellers at Closing in accordance with Section 2.03(a)(ii).
Section 3.26 Full Disclosure. No representation or warranty by the Company or the Seller Parties in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of Sellers, there is no event or circumstance which Seller has not disclosed to Buyer which could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
The Seller Parties represent and warrant to Buyer that the statements contained in this ARTICLE IV, as modified by the Disclosure Schedules, are true and correct as of the date hereof, except to the extent that a representation and warranty contained in the text of this ARTICLE IV, as modified by the Disclosure Schedules, expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE IV are true and correct as of such earlier date.
Section 4.01 Authority of Sellers. The Seller Parties have full power and authority to enter into this Agreement, the Escrow Agreement and such other Ancillary Documents to which such respective Seller Party is a party, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller Parties of this Agreement, the Escrow Agreement and such other Ancillary Documents to which such respective Seller Party is a party, the performance by the Seller Parties of their respective obligations hereunder and thereunder, and the consummation by Seller Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Sellers. This Agreement and any Ancillary Document to which such Seller Party is a party has been duly executed and delivered by each Seller Party, and (assuming due authorization, execution and delivery by Buyer) this Agreement and any Ancillary Document to which such Seller Party is a party constitutes a legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms.
Section 4.02 Title. Such Seller Party owns, beneficially and of record, the Interests set forth opposite such Seller Party’s name on Section 4.02 of the Disclosure Schedules, free and clear of any and all Encumbrances (including any spousal interests (community or otherwise)). Upon delivery of such Seller Party’s Interests to Buyer on the Closing Date in accordance with this Agreement and upon Buyer’s delivery of the Closing Date Payment applicable to such Seller Party at the Closing pursuant to Section 2.03, the entire legal and beneficial interest in such Seller Party’s Interests and good, valid and marketable title to such Interests will pass to Buyer, free and clear of all Encumbrances (including any spousal interests (community or otherwise)) other than restrictions of general applicability imposed by federal or state securities laws and any Encumbrances imposed on such Interests by Buyer.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.
Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and any Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement and any Ancillary Document to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.
Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Governing Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby.
Section 5.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.
Section 5.04 Legal Proceedings. There are no Claims pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Claim.

ARTICLE VI
INTENTIONALLY OMITTED
ARTICLE VII
COVENANTS
Section 7.01 Post-Closing Confidentiality. From and for a period of five (5) years after the Closing, each Seller Party shall, and shall cause its Affiliates to, hold, and shall cause its or their respective Representatives to hold in confidence any and all information, whether written or oral, concerning the Company and the Buyer, except to the extent that such Seller Party can show that such information is generally available to and known by the public through no fault of any Seller Party, any of their Affiliates or their respective Representatives; provided, however, that from and after the Closing, each Seller Party shall, and shall cause its Affiliates to, hold in confidence any and all information, whether written or oral, concerning the Intellectual Property of the Company or the Buyer indefinitely. If any Seller Party or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller Party is advised by its counsel in writing is legally required to be disclosed; provided that such Seller Party shall use its best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 7.02 Non-Competition; Non-Solicitation.

(a) Each Seller Party agrees that for the Restricted Period, such Seller Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between (A) the Company and its Affiliates (including the Buyer), on the one hand, and customers or suppliers of such Persons, on the other hand; or (B) the Company and its Affiliates (including the Buyer), on the one hand, and employees of such Persons, on the other hand.
(b) Each Seller Party agrees that during the Restricted Period, such Seller Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or its Affiliates (including DP-NXA, Parent and Buyer) or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees. Each Seller Party agrees that during the Restricted Period, such Seller Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or its Affiliates (including DP-NXA, Parent and Buyer), or any potential clients or customers of the Company or its Affiliates (including DP-NXA, Parent and Buyer) for purposes of diverting their business or services from the Company or its Affiliates (including DP-NXA, Parent and Buyer) or otherwise providing any goods or services to such Persons.

(c) Each Party agrees that such Party will not, directly or indirectly, during the Restricted Period, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, DP-NXA, Parent, Buyer, the Seller Parties or any of their respective Affiliates or their respective management, officers, employees, independent contractors or consultants. This provision is not applicable to (i) truthful testimony obtained through subpoena; (ii) any truthful information provided pursuant to investigation by any Governmental Authority; or (iii) any truthful information provided pursuant to any legal action by any Seller Party against Buyer under this Agreement or any of the Ancillary Documents contemplated thereunder asserted by the Seller Party in good faith.
(d) Each Seller Party acknowledges that a breach or threatened breach of this Section 7.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e) Each Seller Party acknowledges that the restrictions contained in this Section 7.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 7.03 Release by Seller Parties. The Seller Parties (each, individually, a “Releasor”) hereby unconditionally and irrevocably acquit, remise, discharge and forever releases Buyer, the Company and each of their respective Subsidiaries and their respective Affiliates, partners, managers, employees, officers, directors, managers, members and agents (collectively, the “Released Parties”) from any and all actions, Claims, Liabilities and obligations of every kind whatsoever, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law (including, but not limited to, FLSA), contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or prior to the date hereof, which have existed, may exist or do exist, arising out of or relating to Releasor’s capacity as a current or former member, optionholder or other equityholder (whether direct or indirect), an officer, director, manager, employee or agent of any of the Released Parties or any of their predecessors, Subsidiaries or Affiliates, or otherwise related to the Company (including without limitation, any rights to indemnification or expense advancement pursuant to any statute or Governing Document of the Company or any applicable insurance policy of the Company) (this “Release”). To the extent that the Seller Parties may not release any such action, Claim or Liability pursuant to any applicable Law, the Sellers covenant and agree not to sue the Company for such action, Claim or Liability and agree to indemnify the Company for the same. Notwithstanding the foregoing, this Release shall not release any right, title and interest the Releasor has under this Agreement or any of the other documents contemplated herein, including, but not limited to, any Ancillary Document. Notwithstanding anything in this Section to the contrary, Releasor agrees that Releasor will not be entitled to seek indemnity or reimbursement from the Buyer or the Company or any of their Subsidiaries or Affiliates for any indemnity or other payment obligation for which Releasor is liable to any Buyer Indemnitees under this Agreement. Releasor agrees and acknowledges that Releasor has been advised (and hereby is advised) by Buyer and the Company to consult with counsel of Releasor’s choice, that Releasor has had adequate opportunity to so consult, and that Releasor has been given all time periods required by Law to consider this Release. Notwithstanding anything to the contrary herein, Releasor is not releasing any claims that cannot be released as a matter of Law, including, but not limited to, Releasor’s right to file a charge with or participate in a charge by any Governmental Authority that is authorized to enforce or administer Laws related to employment.

Section 7.04 Governmental Approvals and Consents.

(a) To the extent waived or otherwise not performed or completed as of the Closing Date, each Party hereto shall, as promptly as possible, after the Closing Date, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use its best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b) To the extent waived or otherwise not performed or completed as of the Closing Date, Seller Representative and Buyer shall use their best efforts following the Closing Date, to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 and Section 5.02 of the Disclosure Schedules.

(c) Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties hereto shall use all their best efforts to:
(i) respond to any inquiries by any Governmental Authority regarding matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii) in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Seller Parties shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller Parties shall use commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller Parties provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.
(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(f) Notwithstanding the foregoing, nothing in this Section 7.04 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit the Interests or any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 7.05 Books and Records. For a period of seven (7) years following the Closing Date, each Seller Party agrees that it will reasonably cooperate with and make available (or cause to be made available) to Buyer all documents, information, books and records (including Tax records), agreements, company books and financial data of all kinds relating to the Company, provided that nothing in this paragraph shall obligate the Sellers to retain any books and records of the Company and Sellers shall deliver such records to the Company or the Buyer, as appropriate. For a period of seven (7) years following the Closing Date, in the event any Party is actively contesting or defending against any Claim in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existed on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party and such Party’s counsel in the contest or defense, make available their respective personnel, and provide such testimony and access to their respective books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE VIII or ARTICLE X hereof); provided, however, that this provision is inapplicable to any direct Claims among the Seller Parties on the one hand, and Buyer or its representatives or Affiliates, on the other hand.
Section 7.06 Public Announcements. Sellers shall not make any public announcements with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media concerning the Company after the Closing.
Section 7.07 Further Assurances; Post-Closing Cooperation. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Each of the Seller Parties and the Buyer shall cooperate with each other, and shall cause their officers, employees, agents, auditors, accountants, counsel and representatives to cooperate with each other, to: (i) complete the financial statement review for the nine months ended September 2018 as compared to the nine months ended September 2017 (the “Financial Statement Review”), (ii) ensure the orderly transition of the Company from the Sellers to the Buyer and (iii) minimize any disruption to the Company and the other businesses of the Buyer that might result from the transactions contemplated by this Agreement. After the Closing, upon reasonable written notice, the Seller Parties and the Buyer shall furnish, or cause to be furnished, to each other and their respective officers, employees, agents, auditors, accountants, counsel and representatives such access, during normal business hours, to information and assistance relating to the Company (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters including, but not limited to, financial reporting to the Securities and Exchange Commission, and the Financial Statement Review.
Section 7.08 Escrow Fees. Seller Parties shall be responsible for all fees, including all initial setup fees, annual fees and other similar fees owed to the Escrow Agent  (the “Escrow Fees”) for the first 12 months of the Escrow, after which the Buyer shall be responsible for such fees and payments for the following six-month period. Any Escrow Fees required to maintain the Escrow account past the 18-month period shall be shared equally by Seller Parties, on the one hand, and Buyer, on the other hand.

ARTICLE VIII
TAX MATTERS

Section 8.01 Tax Covenants.

(a) The Sellers acknowledge and agree that it is the intention of Buyer to retain its classification as an S corporation for federal income Tax purposes and the Sellers shall not make any election for the Company to be excluded from the application of the provisions of subchapter S of the Code or any similar provisions of applicable Law. Without the prior written consent of Buyer, Seller Parties shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, or take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller Parties agree that Buyer is to have no Liability for any Tax resulting from any action of Seller Parties, the Company, its Affiliates or any of their respective Representatives with respect of any Pre-Closing Tax Period, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.
(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller Parties when due.
(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Each such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller Representative (together with schedules, statements and, to the extent requested by Seller Representative, supporting documentation) at least sixty (60) days prior to the due date (including extensions) of such Tax Return. If Seller Representative objects to any item on any such Tax Return, it shall, within twenty (20) days after delivery of such Tax Return to the Seller Representative, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller Representative shall negotiate in good faith and use their best efforts to resolve such items. If Buyer and Seller Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

(d)	Section 338(h)(10) Election.
(i) The Company and each Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Interests of the Company (collectively, a “Section 338(h)(10) Election”). The Sellers shall pay any Tax attributable to the making of the Section 338(h)(10) Election, and the Sellers, jointly and severally, shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes.
(ii) Buyer will prepare and file all forms and documents required in connection with the Section 338(h)(10) Election.  Buyer shall deliver to the Sellers a properly completed IRS Form 8023 as well as any state or local forms required to make the Section 338(h)(10) Election (collectively, the “Section 338(h)(10) Forms”).  The Sellers shall execute and deliver to Buyer on the Closing Date such Section 338(h)(10) Forms.  The Sellers shall provide Buyer with such information as Buyer reasonably requests in order to prepare the Section 338(h)(10) Forms within three (3) calendar days of Buyer’s request for such information.  The Sellers acknowledge that Buyer ascribes value to the Section 338(h)(10) Election and agrees that Buyer shall be entitled to recover from the Sellers the loss of such value if the Section 338(h)(10) Election is not available for any reason.
(iii) Each Seller and Buyer agree that the Purchase Price shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 8.01(d)(iii) of the Disclosure Schedules (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller Representative within ninety (90) days following the Closing Date. If Seller Representative notifies Buyer in writing that Seller Representative objects to one or more items reflected in the Allocation Schedule, Seller Representative and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller Representative and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following the delivery of the Allocation Schedule by Buyer to Seller Representative, such dispute shall be resolved by the Independent Accountant. The resolution of the dispute by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne equally by Seller Representative and Buyer. Buyer, the Company, and each Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule, the Section 338(h)(10) Election, and the Section 338(h)(10) Forms. Any adjustments to the Purchase Price pursuant to ARTICLE II shall be allocated in a manner consistent with the Allocation Schedule. Buyer and the Sellers covenant and agree that the allocations made pursuant to this Section 8.01(d) shall be conclusive and final for all purposes of this Agreement and shall be used by them in reporting the Tax consequences of the transactions contemplated by this Agreement.  Neither Buyer nor the Sellers shall take any position (whether in connection with audits, Tax Returns, or otherwise) that is inconsistent with such allocation, except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state, local or foreign Tax Law).

Section 8.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, none of the Company, the Seller Parties, or any of Seller Parties’ Affiliates or their respective Representatives shall have any further rights or liabilities thereunder.
Section 8.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Seller Parties, jointly and severally, shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VIII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods, including as a result of the Section 338(h)(10) Election; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor Liability or by contract, relating to an event or transaction occurring before the Closing Date; (f) all Taxes incurred by Company resulting from any “Imputed Underpayment” under Code Section 6225(b) (or any similar state tax statute) payable by DP-NXA related to any adjustment in the amount of any item of the income, gain, loss, deduction, or credit of DP-NXA (or the distributive share of any Member of DP-NXA thereof) for any Pre-Closing Tax Period; and (g) all Taxes and any Loss incurred by the Company and/or Buyer attributable to the failure of DP-NXA to timely file an election under Code Section 754 and Treasury Regulations Section 1.754 pursuant to DP-NXA’s agreement to make such election (as further described in Section 9.02(n), below).  In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 8.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.
Section 8.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
 Section 8.05 Contests. Buyer agrees to give written notice to Seller Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any Claim, or the commencement of any Claim, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VIII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller Representative shall be entitled to participate in the defense of such Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller Representative.
Section 8.06 Cooperation and Exchange of Information. Seller Representative and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VIII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by any Tax Authority. Each of Seller Representative and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller Representative or Buyer (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.
Section 8.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VIII shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 8.08 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VIII shall initially be satisfied from the Indemnity Escrow Amount.
Section 8.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20 and this ARTICLE VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 8.10 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE X may overlap with an obligation or responsibility pursuant to this ARTICLE VIII, the provisions of this ARTICLE VIII shall govern; provided that the indemnification procedures detailed in Section 10.05 shall apply to this ARTICLE VIII.
ARTICLE IX
CLOSING
Section 9.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of (i) making the transactions contemplated by this Agreement illegal, or (ii) otherwise restraining or prohibiting consummation of such transactions, or (iii) causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.
Section 9.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) All of the representations and warranties of the Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b) Sellers shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.
(c) No Claim shall have been commenced against Buyer, any Seller Party, or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.
(e) From the Interim Balance Sheet Date to the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(f) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.
(g) Seller Representative shall have delivered to Buyer the written resignations, effective as of the Closing Date, of the officers, directors and managers of the Company set forth on Section 9.02(g) of the Disclosure Schedules.
(h) Seller Representative shall have provided evidence satisfactory to the Buyer of the commencement of the Financial Statement Review.
(i) At least three (3) Business Days before Closing, Seller Representative shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.
(j) Seller Representative shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(ii).
(k) Seller Representative shall have delivered to Buyer a certificate of good standing pertaining to Company from the secretary of state for the State of Texas.
(l) Seller Representative shall have delivered to Buyer a certificate of the Secretary (or other officer) of the Company, dated as of the Closing Date, certifying and attaching (A) the Governing Documents of the Company; (B) the resolutions, duly adopted by the Company’s members authorizing and approving the Company’s execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party and the transactions contemplated hereby and thereby, including a statement that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and (C) a certificate of the Secretary (or other appropriate officer) of the Company certifying as to the incumbency of the manager(s) and/or officer(s) of the Company, including specimen signatures for those officers executing any of this Agreement and the Ancillary Documents.
(m) Seller Representative shall have delivered to Buyer a payoff letter from Frost Bank relating to the line of credit of the Company, and from any other applicable creditor of the Company, in form and substance reasonably acceptable to Buyer.
(n) Seller Representative shall have delivered to Buyer: (i) a unanimous written consent, in form and substance reasonably acceptable to Buyer, duly executed by each of the Members of DP-NXA (the “DP-NXA Members”), by which DP-NXA and each of the DP-NXA Members consent to: (a) the transfer of the membership interests in DP-NXA held by the DP-NXA Members to the Company (the “DP-NXA Conveyance”); (b) the admission of the Company as a member of DP-NXA resulting from the DP-NXA Conveyance; and (c) the indirect transfer by the Company of its membership interests in DP-NXA resulting from this Agreement and the transactions contemplated herein; (ii) a written agreement, in form and substance reasonably acceptable to Buyer, and duly executed by DP-NXA, the Company, and Attavit, whereby Attavit and the Company agree to cause DP-NXA to timely file an election under Section 754 of the Code and Treasury Regulations Section 1.754-1 to adjust the basis of the assets of DP-NXA pursuant to Section 743 of the Code with respect to the transfers of membership interests in DP-NXA resulting from the DP-NXA Conveyance and the transactions effectuated pursuant to this Agreement; and  (iii) an  Amendment to the Operating Agreement of DP-NXA, in form and substance reasonably acceptable to Buyer, duly executed by Attavit and the Company, reflecting the transactions described in this Section 9.02(n).

(o) Seller Representative shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Sellers are not foreign persons within the meaning of Section 1445 of the Code.
(p) Seller Representative shall have delivered the Section 338(h)(10) Forms duly executed by the Company and each of the Sellers, including, without limitation, Form 8023.
(q) Seller Representative shall have delivered to Buyer an IRS Form W-9, completed by each Seller.
(r) Seller Representative shall have delivered the Key Employment Agreements duly executed by each respective Key Employee.
(s) Seller Representative shall have delivered to Buyer a payoff letter and release from Linda Davenport in form and substance satisfactory to Buyer.
(t) Seller Representative shall have delivered to Buyer confidentiality and assignment of invention agreements signed by each Company employee.
(u) Buyer shall have received a certificate, dated the Closing Date and signed by each Seller Party, that each of the conditions set forth in Section 9.02(a) and Section 9.02(b) have been satisfied.
(v) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 9.03 Contiditons to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at or prior to the Closing, of each of the following conditions:
(a) The representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.
(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d) All approvals, consents and waivers that are listed on Section 5.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Seller Representative at or prior to the Closing.
(e) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Seller Representative.
(f) Buyer shall have delivered to Sellers cash in an amount equal to the Base Purchase Price by wire transfer of immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Sellers in a written notice to Buyer.
(g) Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Escrow Amount and the Seller Escrow Fees.
(h) Buyer shall have delivered to third parties by wire transfer of immediately available fund that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.
(i) Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.
(j) Seller Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied.
(k) Seller Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(l) Seller Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.
(m) Buyer shall have delivered to Seller Representative such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE X
INDEMNIFICATION
Section 10.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.20 which are subject to ARTICLE VIII) shall survive the Closing and shall remain in full force and effect until the end of the General Survival Period; provided, that (a) the Fundamental Representations shall survive indefinitely and (b) the representations and warranties in Section 3.17 shall survive for the full period of all applicable statutes of limitations (after giving effect to any extension thereof) plus sixty (60) days. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in ARTICLE VIII which are subject to ARTICLE VIII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Notwithstanding anything contained in this Agreement to the contrary, Fraud-Type Claims may be initiated indefinitely and without limitation.
Section 10.02 Indemnification By Seller Parties. Subject to the other terms and conditions of this ARTICLE X, Seller Parties, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 3.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VIII);

(b) any breach or non-fulfillment of any covenant or agreement of, or obligation to be performed by, Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VIII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VIII);
(c) any breach or non-fulfillment of any covenant or agreement of, or obligation to be performed by the Sellers pursuant to their respective Key Employment Agreement;
(d) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Base Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a);
(e) enforcing the Buyer Indemnitees’ indemnification rights provided for under this Section 10.02;
(f) any of the matters set forth in Schedule 10.02(f) (the “Specified Indemnities”); or
(g) any Fraud-Type Claims.
Section 10.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE X, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement on and as of the Closing Date (except for representations and warranties that expressly related to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VIII, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VIII); or
(c) the conduct of the business of the Company from and after the Closing Date or the ownership of the Interests after the Closing Date, in each case except to the extent based upon, arising out of, with respect to or by reason of any condition or circumstance covered by the indemnities set forth in Section 10.02.

Section 10.04 Certain Limitations. The indemnification provided for in Section 10.02 and Section 10.03 shall be subject to the following limitations:

(a) Seller Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 10.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.02(a) exceeds the Basket, in which event Seller Parties shall be required to pay or be liable for all Losses from the first dollar. The aggregate amount of all Losses for which Seller Parties shall be liable pursuant to Section 10.02(a) shall not exceed the Cap.

(b) Notwithstanding the foregoing, the limitations set forth in Section 10.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, any of the matters set forth in Section 10.02(f), any Fraud-Type Claim, or, for the sake of clarity Section 3.20 or ARTICLE VIII. For the avoidance of doubt, the Seller Parties shall be obligated to indemnify and defend Buyer Indemnitees from the first dollar, without any limitation, for any Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, any of the matters set forth in Section 10.02(f), any Fraud-Type Claim or any Claim arising under Section 3.20 or ARTICLE VIII.
(c) For purposes of this ARTICLE X, the amount of any Losses due to any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. For the avoidance of doubt, any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to a representation or warranty shall remain applicable with regard to the determination of the existence of any alleged breach of such representation or warranty.
Section 10.05 Indemnification Procedures. The Party making a claim under this ARTICLE X is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE X is referred to as the “Indemnifying Party”.
(a) Claims Notice. To seek indemnification under this Agreement, an Indemnified Party shall promptly notify the Indemnifying Party in writing of the Claim, describing the Claim in reasonable detail and the amount (or a reasonable estimation of such amount made in good faith based on the facts known at the time) of Losses suffered by the Indemnified Party on account of the Claim (the “Claims Notice”); provided, however, that the failure to promptly give such notice will not relieve or diminish the Indemnifying Party’s indemnification obligations under this Agreement, except and to the extent that such failure has actually harmed the Indemnifying Party.

(b) Third Party Claims. In the event that any Claim is asserted by a Person not a party to this Agreement (a “Third-Party Claim”) against an Indemnified Party, the Indemnifying Party will have thirty (30) days from the date on which the Indemnifying Party receives the Claims Notice with respect to such Third-Party Claim to notify the Indemnified Party in writing whether the Indemnifying Party will, at the Indemnifying Party’s sole cost and expense, assume the defense or prosecution of the Third-Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of a Third-Party Claim if (A) the Indemnifying Party fails to respond, and confirm in writing that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third-Party Claim, to the Claims Notice within thirty (30) calendar days from the date on which the Indemnifying Party receives the Claims Notice; (B) the Indemnifying Party does not use commercially reasonable efforts to diligently defend the Third-Party Claim; (C) there is a material conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of such defense; (D) the Third-Party Claim alleges fraud or could result in criminal proceedings; (E) the Third-Party Claim seeks injunctive relief or other equitable remedies against the Company or any Indemnified Party; (F) if reasonably requested to do so by the Indemnified Party, the Indemnifying Party fails to have made reasonably adequate provision to ensure the Indemnified Party of the financial ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result from such Third-Party Claim; (G) the Third-Party Claim involves a material customer or material vendor of the Indemnified Party or any of its Affiliates; or (H) the Third-Party Claim is, in the reasonable judgment of the Indemnified Party, likely to result in Losses that will exceed the amount of indemnification that the Indemnifying Party would be liable to pay to the Indemnified Party. If the Indemnifying Party elects, and is entitled, to assume the defense of a Third-Party Claim, (1) the Indemnified Party will have the right to participate in the defense thereof and employ counsel separate from the counsel employed by the Indemnifying Party, all at the Indemnified Party’s sole cost and expense; and (2) the Indemnifying Party shall have the right to pay, settle or compromise such Third-Party Claim without the prior written consent of the Indemnified Party, so long as the Indemnifying Party notifies the Indemnified Party at least five (5) days prior to any such payment, settlement or compromise, and such payment, settlement or compromise (x) includes an unconditional release of the Indemnified Party from all Liability in respect of such Third-Party Claim, (y) does not subject the Indemnified Party to any criminal liability or injunctive relief or other equitable remedy, and (z) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party. Notwithstanding the Indemnifying Party’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnifying Party may not settle or compromise any Claim over the objection of the Indemnified Party; provided, however, that consent by the Indemnified Party to settlement or compromise will not be unreasonably withheld or delayed. If the Indemnified Party assumes the defense of the Third-Party Claim, the Indemnifying Party will use commercially reasonable efforts to cooperate with the Indemnified Party in the defense of such Third-Party Claim.
(c) Direct Claims. Any Claim for indemnification that does not result from a Third-Party Claim will be asserted by the delivery of a Claims Notice identified as a “DIRECT INDEMNITY CLAIM NOTICE.” The recipient of such Claims Notice will have a period of thirty (30) days after receipt of such Claims Notice within which to respond thereto. If the recipient does not respond within such thirty (30) days or does not cure the applicable breach, the recipient will be deemed to have accepted responsibility for the Losses set forth in such Claims Notice and will have no further right to contest the validity of such Claims Notice or the matters set forth therein. If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such indemnification Claim in whole or in part, the Indemnified Party delivering such Claims Notice will be free to pursue such remedies as may be available to it under this Agreement.

Section 10.06 Payments; Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE X, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should the Indemnifying Party fail to satisfy its obligations within the aforesaid ten (10)-Business Day-period, the amount of the Loss shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
(b) The Escrow Fund will be held and distributed as provided in the Escrow Agreement and as set forth herein. Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE X shall initially be satisfied from the Escrow Amount.
(c) If the Escrow Fund is depleted or exhausted prior to the payment of any of the Earn-Out Payments, all remaining Earn-Out Payments shall be available for set-off in satisfaction of any Seller Party’s indemnification obligations under this ARTICLE X or ARTICLE VIII.
(d) The Seller Parties will have no right to seek contribution from Buyer or the Company with respect to all or any part of any Seller Party’s indemnification obligations under this ARTICLE X or ARTICLE VIII.
Section 10.07 Distribution of Escrow Fund. Within three days after the eighteen month anniversary of the Closing, the Escrow Agent shall immediately release an amount, if any by which the Escrow Fund on such date is greater than the amount of any unpaid or disputed Claims that are unresolved at the eighteen month anniversary of the Closing Date, if there is no such excess then no payment shall be made. The Escrow Agent shall continue to hold the remaining balance of the Escrow Fund in accordance with the Escrow Agreement pending the final resolution of such Claims. Each Party agrees to provide appropriate instructions, as necessary, to the Escrow Agent for disbursement of any amounts owing to the other Party from the Escrow Funds pursuant to this Agreement.  Upon final resolution of any Claims, any amounts remaining in the Escrow Fund shall be distributed to the Seller Representative.
Section 10.08 TTax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 10.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 9.02 or Section 9.03, as the case may be. For the avoidance of doubt, all representations and warranties shall be subject to matters disclosed in the Disclosure Schedules.

Section 10.10 Liability of the Company. Buyer has the right to rely fully upon the representations and warranties of each Seller Party contained in this Agreement. The representations and warranties of ARTICLE III and ARTICLE IV and the covenants in ARTICLE VII and ARTICLE VIII are delivered by the Seller Parties. Buyer Indemnitees will not be required to make any Claim against the Company in respect of any representation, warranty, covenant or any other obligation of the Company hereunder, pursuant to any Governing Document, under any Ancillary Document or pursuant to any other Contract or Law, prior to bringing a Claim against the Seller Parties.
Section 10.11 Strict Liability or Buyer Indemnitee Negligence. The remedies described in this ARTICLE X shall be enforceable regardless of whether the liability is based upon past, present or future acts, Claims, or Law and regardless of whether any Person (including the Seller Parties) alleges or provide the sole, concurrent, contributory or comparative negligence of one or more Buyer Indemnitees or the sole or concurrent strict liability of the same.
Section 10.12 Exclusive Remedies. Subject to Section 2.04(b), Section 7.02 and Section 13.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (other than Fraud-Type Claims) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VIII and this ARTICLE X. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VIII and this ARTICLE X. Nothing in this Section 10.12 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Fraud-Type Claim.
ARTICLE XI
INTENTIONALLY OMITTED
ARTICLE XII
SELLER REPRESENTATIVE
Section 12.01 Appointment and Powers. By the execution and delivery of this Agreement, each Seller Party hereby irrevocably constitutes and appoints Steven L. Pellerin as the true and lawful agent and attorney-in-fact of such Seller Party with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller Party under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Seller Parties, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including without limitation:

(a) to agree upon or compromise any matter related to the calculation of any adjustments, under this Agreement;
(b) to direct the distribution of the Purchase Price payable hereunder, which, as between the Seller Parties, shall be distributed pro rata between them in accordance with their ownership percentages of the Company immediately prior to Closing (“Pro Rata”);
(c) to act for the Seller Parties with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Seller Parties any indemnification Claim made by or against the Seller Parties, if any;
(d) to act for the Seller Parties with respect to all post-Closing matters, including to consent to the payment of funds from the Escrow Fund to Buyer and/or to petition the Escrow Agent for the release of any or all funds due to the Sellers under the Escrow Agreement;
(e) to terminate, amend or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of the Seller Parties in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all the Seller Parties unless otherwise agreed by each of the Seller Parties who is subject to any disparate treatment of a potentially adverse nature;
(f) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Seller Representative and to rely on their advice and counsel;
(g) to incur and pay out of the Purchase Price expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification Claim, whether incurred prior or subsequent to Closing;
(h) to retain a portion of the Purchase Price as a reserve against the payment of expenses incurred in his capacity as the Seller Representative;
(i) to receive all or any portion of the Purchase Price payable hereunder and to distribute the same to the Sellers Pro Rata;
(j) to sign any releases or other documents with respect to dispute or remedy arising under this Agreement or any Ancillary Documents; and
(k) to do or refrain from doing any further act or deed on behalf of the Sellers which the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.

Section 12.02 Reliance on Actions. The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Seller Parties. Each Seller Party hereby ratifies and confirms all that the Seller Representative will do or cause to be done by virtue of such Seller Representative’s appointment as Seller Representative of the Seller Parties. The Seller Representative will act for the Seller Parties on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Seller Parties but the Seller Representative will not be responsible to any of the Seller Parties for any loss or damage that the any of the Seller Parties may suffer by reason of the performance by the Seller Representative of such Seller Representative’s duties under this Agreement and any other agreement appointing such Seller Representative, other than loss or damage arising from Fraud-Type Claims in the performance of such Seller Representative’s duties under this Agreement.
Section 12.03 Authority. Each of the Seller Parties hereby expressly acknowledges and agrees that the Seller Representative is authorized to act on behalf of such Seller Party notwithstanding any dispute or disagreement among such Seller Parties, and that any Person will be entitled to rely on any and all action taken by the Seller Representative under this Agreement without liability to, or obligation to inquire of, any of the Seller Parties. If the Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor to the Seller Representative will be Christopher A. Davenport; provided, however, that if for any reason no successor has been appointed within thirty (30) days after the Seller Representative resigns or ceases to function in such capacity, then any Party will have the right to petition a court of competent jurisdiction for appointment of a successor the Seller Representative. The Seller Parties do hereby jointly and severally agree to indemnify and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of such Seller Representative’s duties under this Agreement, except for any such liability arising out of the gross negligence or willful misconduct of the Seller Representative.
Section 12.04 Expenses. The Seller Representative will not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but will be entitled to the payment of all his expenses incurred as the Seller Representative.
ARTICLE XIII
MISCELLANEOUS
Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 13.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.02):

If to Seller Parties or the Seller Representative:	Steven L. Pellerin 4512 Ridgehaven Road Fort Worth, TX 76116 E-mail: stevepellerin@dpengineering.com
with a copy to:	Dow Golub Remels & Gilbreath, PLLC 2700 Post Oak Boulevard, Suite 1750 Houston, Texas 77056 Attn: Keith M. Remels E-mail: kremels@dowgolub.com
If to Buyer:	GSE Performance Solutions, Inc. c/o GSE Systems, Inc. 6940 Columbia Gateway Drive, Suite 470 Columbia, MD 21046 Attn: Kyle Loudermilk, President & CEO E-mail: kyle.loudermilk@gses.com
with a copy to:	Miles & Stockbridge P.C. 100 Light Street Baltimore, Maryland 21202 Attn: Scott R. Wilson E-mail: swilson@MilesStockbridge.com
Section 13.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 13.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 13.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.02(e), any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.
Section 13.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 13.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its Affiliates, a purchaser of all or substantially all of its assets or a successor by way of merger or operations of law.
Section 13.08 No Third-party Beneficiaries. Except as provided in Section 8.03 and ARTICLE X, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 13.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction).
(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER ANCILLARY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10(C).
Section 13.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 13.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Buyer has caused this Agreement to be executed as of the date first written above.
BUYER: GSE PERFORMANCE SOLUTIONS, INC. By: /s/ Kyle Loudermilk Name: Kyle Loudermilk Title: President

IN WITNESS WHEREOF, the Company, the Seller Parties, and the Seller Representative have caused this Agreement to be executed as of the date first written above.
COMPANY: DP ENGINEERING LTD. CO. By: /s/ Steven L. Pellerin Name: Steven L. Pellerin Title: President
SELLERS: /s/ Steven L. Pellerin STEVEN L. PELLERIN /s/ Christopher A. Davenport CHRISTOPHER A. DAVENPORT
SELLER REPRESENTATIVE: /s/ Steven L. Pellerin STEVEN L. PELLERIN